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                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-13281 and 333-87193 of Cox Radio, Inc. on Form S-8 of our report dated March 31, 2000 (relating to the combined statements of assets to be acquired of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (radio stations owned by AMFM Inc.) and the related combined statements of revenues and direct operating expenses (while under ownership of AMFM Inc.)) appearing in the Current Report on Form 8-K of Cox Radio, Inc. dated August 30, 1999.




/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 18, 2000